SUBSIDIARIES OF REGISTRANT



                                                  Jurisdiction of
Subsidiaries                                      Incorporation
------------                                      -------------
Audiovox Communications Corp.                     Delaware
Audiovox Electronics Corporation                  Delaware
Quintex Mobile Communications Corp.               Delaware
American Radio Corp.                              Georgia
Audiovox Holding Corp.                            New York
Audiovox Communications Canada Co.                Ontario
Audiovox Communications (Malaysia) Sdn. Bhd.      Malaysia
Audiovox Holdings (M) Sdn. Bhd.                   Malaysia
Audiovox Venezuela C.A.                           Venezuela
Audiovox German Holdings GmbH                     Germany
Code Systems, Inc.                                Delaware



                                                    Exhibit 21